Exhibit 99.1

B&G Foods Reports Second Quarter 2012 Financial Results

— Reaffirms Fiscal 2012 Guidance —

Parsippany, N.J., July 19, 2012—B&G Foods, Inc. (NYSE: BGS) today announced financial results for the second quarter and first two quarters of 2012.

Highlights (vs. year-ago quarter where applicable):

•                  Net sales increased 14.8% to $148.6 million

•                  Net income increased 27.2% to $16.0 million

•                  Diluted earnings per share increased 26.9% to $0.33

•                  EBITDA* increased 30.6% to $39.6 million

•                  EBITDA guidance remains at $166.0 million to $170.0 million for the full year

David L. Wenner, President and Chief Executive Officer of B&G Foods, stated, “The significant increases in our net sales, net income, earnings per share and EBITDA during the second quarter reflect our continued success with the Culver Specialty Brands acquisition and our ability to achieve pricing gains in our base business to offset higher costs and volume weakness for the quarter in certain of our brands.  We remain confident that we will deliver full-year results within our previously announced EBITDA guidance, which at the mid-point of the range reflects a 28% increase over fiscal 2011.”

Financial Results for the Second Quarter of 2012

Net sales for the second quarter of 2012 increased 14.8% to $148.6 million from $129.4 million for the second quarter of 2011.  The Culver Specialty Brands, which B&G Foods acquired at the end of November 2011, contributed $19.5 million to our net sales for the quarter.  For our base business, a sales price increase of $4.3 million offset by a $4.6 million unit volume decrease resulted in a $0.3 million net sales decline.

Gross profit for the second quarter of 2012 increased 22.7% to $51.8 million from $42.2 million in the second quarter of 2011.  Gross profit expressed as a percentage of net sales increased 2.2 percentage points to 34.8% for the second quarter of 2012 from 32.6% in the second quarter of 2011.  The increase in gross profit expressed as a percentage of net sales was primarily attributable to pricing gains of $4.3 million and a sales mix shift to higher margin products (primarily due to the Culver Specialty Brands acquisition), partially offset by commodity cost increases.  Operating income increased 33.3% to $35.1 million for the second quarter of 2012, from $26.3 million in the second quarter of 2011.

Net interest expense for the second quarter of 2012 increased $3.6 million or 42.2% to $11.9 million from $8.3 million for the second quarter of 2011.  The increase in net interest expense for the second quarter was primarily attributable to an increase in the Company’s indebtedness to finance the Culver Specialty

*

Please see “About Non-GAAP Financial Measures and Items Affecting Comparability” below for the definition of the term EBITDA and a reconciliation of EBITDA to the most comparable GAAP financial measures.

Brands acquisition, and an additional $0.9 million of amortization of deferred debt financing costs and bond discount relating to the acquisition financing.

The Company’s reported net income under U.S. generally accepted accounting principles (GAAP) was $16.0 million, or $0.33 per diluted share, for the second quarter of 2012, as compared to reported net income of $12.6 million, or $0.26 per diluted share, for the second quarter of 2011.  The Company’s adjusted net income for the second quarter of 2011 was $12.9 million.

For the second quarter of 2012, EBITDA increased 30.6% to $39.6 million from $30.3 million for the second quarter of 2011.

Financial Results for the First Two Quarters of 2012

Net sales for the first two quarters of 2012 increased 17.3% to $306.0 million from $260.9 million for the first two quarters of 2011.  Net sales of the Culver Specialty Brands contributed $45.1 million to the Company’s net sales for the first two quarters of 2012.  Net sales for the base business were flat, with a sales price increase of $6.8 million offset by a $6.8 million unit volume decline.

Gross profit for the first two quarters of 2012 increased 24.8% to $108.6 million from $87.0 million in the first two quarters of 2011.  Gross profit expressed as a percentage of net sales increased 2.1 percentage points to 35.5% in the first two quarters of 2012 from 33.4% in the first two quarters of 2011.  The increase in gross profit expressed as a percentage of net sales was primarily attributable to pricing gains of $6.8 million and a sales mix shift to higher margin products (primarily due to the Culver Specialty Brands acquisition), partially offset by commodity cost increases.  Operating income increased 32.2% to $73.3 million in the first two quarters of 2012, from $55.4 million in the first two quarters of 2011.

Net interest expense for the first two quarters of 2012 increased $7.4 million or 44.3% to $23.9 million from $16.5 million in the first two quarters of 2011.  The increase in net interest expense for the first two quarters was primarily attributable to an increase in our indebtedness to finance the Culver Specialty Brands acquisition, and an additional $1.8 million of amortization of deferred debt financing costs and bond discount relating to the acquisition financing.

The Company’s reported net income under U.S. GAAP was $32.8 million, or $0.68 per diluted share, for the first two quarters of 2012, as compared to reported net income of $25.9 million, or $0.53 per diluted share, for the first two quarters of 2011.  The Company’s adjusted net income for the first two quarters of 2011 was $26.1 million, and adjusted diluted earnings per share was $0.54.

For the first two quarters of 2012, EBITDA increased 29.7% to $82.2 million from $63.3 million for the first two quarters of 2011.

Guidance

B&G Foods reaffirmed its EBITDA guidance for fiscal 2012 of approximately $166.0 million to $170.0 million.

Conference Call

B&G Foods will hold a conference call at 4:30 p.m. ET today, July 19, 2012.  The call will be webcast live from B&G Foods’ website at www.bgfoods.com under “Investor Relations—Company Overview.”  The call can also be accessed live over the phone by dialing (888) 523-1227 for U.S. callers or (719) 457-2665 for international callers.

A replay of the call will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the password is 1832554. The replay will be available from July 19, 2012 through August 2, 2012.  Investors may also access a web-based replay of the call at the Investor Relations section of B&G Foods’ website, www.bgfoods.com.

About Non-GAAP Financial Measures and Items Affecting Comparability

“Adjusted net income,” “adjusted diluted earnings per share” and “EBITDA” (net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt) are “non-GAAP financial measures.”  A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in B&G Foods’ consolidated balance sheets and related consolidated statements of operations and cash flows.  Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures.  The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The Company uses “adjusted net income” and “adjusted diluted earnings per share,” which are calculated as reported net income and reported diluted earnings per share adjusted for certain items that affect comparability.  These non-GAAP financial measures reflect adjustments to reported net income and diluted earnings per share to eliminate the items identified below.  This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management.  Because the Company cannot predict the timing and amount of charges associated with unrealized gains or losses on the Company’s interest rate swap and gains or losses on extinguishment of debt, management does not consider these costs when evaluating the Company’s performance or when making decisions regarding allocation of resources.

Additional information regarding EBITDA, and a reconciliation of EBITDA to net income and to net cash provided by operating activities is included below for the second quarter and first two quarters of 2012 and 2011, along with the components of EBITDA.  Also included below are reconciliations of the non-GAAP terms adjusted net income and adjusted diluted earnings per share to reported net income and reported diluted earnings per share.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, shelf-stable foods across the United States, Canada and Puerto Rico.  B&G Foods’ products include hot cereals, fruit spreads, canned meats and beans, spices, seasonings, marinades hot sauces, wine vinegar, maple syrup, molasses, salad dressings, Mexican-style sauces, taco shells and kits, salsas, pickles, peppers and other specialty food products.  B&G Foods competes in the retail grocery, food service, specialty, private label, club and mass merchandiser channels of distribution.  Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Baker’s Joy, Brer Rabbit, Cream of Rice, Cream of Wheat, Don Pepino, Emeril’s, Grandma’s Molasses, Joan of Arc, Las Palmas, Maple Grove Farms of Vermont, Molly McButter, Mrs. Dash, Ortega, Polaner, Red Devil, Regina, Sa-són, Sclafani, Sugar Twin, Trappey’s, Underwood, Vermont Maid and Wright’s.  B&G Foods also sells and distributes two branded household products, Static Guard and Kleen Guard.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”  The forward-looking statements contained in this press release include, without limitation, statements related to B&G Foods’ EBITDA expectations for fiscal 2012.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the

Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s most recent Annual Report on Form 10-K for fiscal 2011 filed on February 28, 2012 and in its subsequent reports on Form 10-Q and 8-K.  Investors are cautioned not to place undue reliance on any such forward looking statements, which speak only as of the date they are made.  B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Don Duffy	Matt Lindberg
866-211-8151	203-682-8214

B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	June 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$21,441	$16,738
Trade accounts receivable, net	34,650	39,476
Inventories	100,882	85,234
Prepaid expenses	2,093	4,551
Income tax receivable	6,009	2,529
Deferred income taxes	1,717	1,696
Total current assets	166,792	150,224

Property, plant and equipment, net of accumulated depreciation of $94,715 and $89,856	62,384	61,930
Goodwill	262,977	262,827
Other intangibles, net	630,477	634,522
Other assets	21,438	23,420
Total assets	$1,144,068	$1,132,923

Liabilities and Stockholders’ Equity

Current liabilities:
Trade accounts payable	$28,533	$24,427
Accrued expenses	24,137	26,719
Current portion of long-term debt	13,500	9,750
Dividends payable	13,065	10,971
Total current liabilities	79,235	71,867

Long-term debt	702,131	710,357
Other liabilities	8,323	9,409
Deferred income taxes	112,604	105,743
Total liabilities	902,293	897,376
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share. Authorized 125,000,000 shares; 48,387,225 and 47,700,132 shares issued and outstanding as of June 30, 2012 and December 31, 2011	484	477
Additional paid-in capital	133,104	159,916
Accumulated other comprehensive loss	(10,201)	(10,430)
Retained earnings	118,388	85,584
Total stockholders’ equity	241,775	235,547
Total liabilities and stockholders’ equity	$1,144,068	$1,132,923

B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011

Net sales	$148,612	$129,453	$305,951	$260,858
Cost of goods sold	96,856	87,284	197,370	173,822
Gross profit	51,756	42,169	108,581	87,036

Operating expenses:
Selling, general and administrative expenses	14,629	14,194	31,269	28,344
Amortization expense	2,023	1,637	4,045	3,276
Operating income	35,104	26,338	73,267	55,416

Other expenses:
Interest expense, net	11,862	8,341	23,851	16,531
Income before income tax expense	23,242	17,997	49,416	38,885
Income tax expense	7,216	5,398	16,612	12,981
Net income	$16,026	$12,599	32,804	25,904

Weighted average shares outstanding:
Basic	48,376	47,906	48,207	47,944
Diluted	48,724	48,637	48,523	48,668

Earnings per share:
Basic	$0.33	$0.26	$0.68	$0.54
Diluted	$0.33	$0.26	$0.68	$0.53

Cash dividends declared per share	$0.27	$0.21	$0.54	$0.38

B&G Foods, Inc. and Subsidiaries

Reconciliation of EBITDA to Net Income and to Net Cash Provided by Operating Activities

(In thousands)

(Unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011

Net income	$16,026	$12,599	$32,804	$25,904
Income tax expense	7,216	5,398	16,612	12,981
Interest expense, net(1)	11,862	8,341	23,851	16,531
Depreciation and amortization	4,473	3,972	8,914	7,926
Loss on extinguishment of debt	—	—	—	—
EBITDA(2)	39,577	30,310	82,181	63,342
Income tax expense	(7,216)	(5,398)	(16,612)	(12,981)
Interest expense, net	(11,862)	(8,341)	(23,851)	(16,531)
Deferred income taxes	2,469	1,724	6,622	10,120
Amortization of deferred financing costs and bond discount	1,257	500	2,514	1,000
Realized gain on interest rate swap	—	—	—	(612)
Reclassification to net interest expense for interest rate swap	—	424	—	847
Share-based compensation expense	1,289	1,157	2,029	1,872
Excess tax benefits from share-based compensation	130	—	(7,988)	(1,117)
Changes in assets and liabilities	(4,829)	(5,861)	(3,095)	(19,759)
Net cash provided by operating activities	$20,815	$14,515	$41,800	$26,181

(1)                  Net interest expense in the first two quarters of 2011 includes a benefit of $0.6 million relating to the realized gain on an interest rate swap, and in the second quarter and first two quarters of 2011, a charge for the reclassification of the amount recorded in accumulated other comprehensive loss related to the swap of $0.4 million and $0.8 million, respectively.

(2)                  EBITDA is a non-GAAP financial measure used by management to measure operating performance.  A non-GAAP financial measure is defined as a numerical measure of our financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows.  We define EBITDA as net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt.  Management believes that it is useful to eliminate net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations.  We use EBITDA in our business operations, among other things, to evaluate our operating performance, develop budgets and measure our performance against those budgets, determine employee bonuses and evaluate our cash flows in terms of cash needs. We also present EBITDA because we believe it is a useful indicator of our historical debt capacity and ability to service debt and because covenants in our credit agreement and our senior notes indenture contain ratios based on this measure.  As a result, internal management reports used during monthly operating reviews feature the EBITDA metric. However, management uses this metric in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company performance and liquidity and therefore does not place undue reliance on this measure as its only measure of operating performance and liquidity.

EBITDA is not a recognized term under GAAP and does not purport to be an alternative to operating income or net income as an indicator of operating performance or any other GAAP measure. EBITDA is not a complete net cash flow measure because EBITDA is a measure of liquidity that does not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends.  Rather, EBITDA is a potential indicator of an entity’s ability to fund these cash requirements.  EBITDA is not a complete measure of an entity’s profitability because it does not include costs and expenses for depreciation and amortization, interest and related expenses, loss on extinguishment of debt and income taxes.  Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies.  However, EBITDA can still be useful in evaluating our performance against our peer companies because management believes this measure provides users with valuable insight into key components of GAAP amounts.

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability — Reconciliation of Adjusted Information to GAAP Information

(In thousands)

(Unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
Reported net income	$16,026	$12,599	$32,804	$25,904
Non-cash adjustments on interest rate swap, net of tax(1)	—	271	—	150
Adjusted net income	$16,026	$12,870	$32,804	$26,054
Adjusted diluted earnings per share	$0.33	$0.26	$0.68	$0.54

(1)          The first two quarters of 2011 includes a realized gain on interest rate swap of $0.6 million and in the second quarter and first two quarters of 2011, a reclassification from accumulated other comprehensive loss to interest expense, net on interest rate swap of $0.4 million and $0.8 million, respectively.